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                                                                       EXHIBIT 8

                          [LETTERHEAD OF ALSTON & BIRD]




                               February 24, 1998



Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama  35203

First State Corporation
333 W. Broad Street
Albany, Georgia 31701


                  Re: Proposed Merger of First State Corporation with and into Regions Financial Corporation


Ladies and Gentlemen:

         We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of First State Corporation ("FSC"), a corporation organized and existing under the laws of the State of Georgia, with and into Regions (the "Merger"). Pursuant to the Merger, each of the subsidiaries of FSC will become a subsidiary of Regions, and shall continue to conduct its business and operations as a wholly-owned subsidiary of Regions. In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.


         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below.


                             INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:


                  (1) the Agreement and Plan of Merger by and between FSC and Regions, made and entered into as of December 22, 1997, which sets forth the terms and conditions of the merger of FSC with and into Regions (the "Agreement");



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Regions Financial Corporation
First State Corporation
February 24, 1998
Page 2



                  (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on February 10, 1998, including the Proxy Statement/Prospectus for the Special Meeting of the stockholders of FSC; and


                  (3) such additional documents as we have considered relevant.


         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and FSC. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.


         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale and provide the combined organization with expanded geographic markets. To achieve these goals, the following will occur pursuant to the Agreement:

                  (1) Subject to the terms and conditions of the Agreement, at the Effective Time, FSC shall be merged into and with Regions in accordance with the applicable provisions of the Georgia Business Corporation Code ("GBCC") and the Delaware General Corporation Law ("DGCL") and with the effect provided in the applicable provisions of the GBCC and the DGCL. Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of FSC and Regions.


                  (2) Subject to the provisions of Article 3 of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:


         (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of FSC Common Stock (excluding shares held by FSC or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and


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Regions Financial Corporation
First State Corporation
February 24, 1998
Page 3


         outstanding at the Effective Time shall be converted into .56 of a share of Regions Common Stock, subject to adjustment as provided in
         Section 10.1(g) of the Agreement (the "Exchange Ratio").

                  (3) In the event FSC changes the number of shares of FSC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                  (4) Each of the shares of FSC Common Stock held by any FSC Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  (5) Holders of FSC Common Stock shall not have dissenters' rights of appraisal in connection with the Merger.

                  (6) Notwithstanding any other provision of the Agreement, each holder of shares of FSC Common Stock exchanged pursuant to the Merger, or of options to purchase shares of FSC Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                  (7) At the Effective Time, all rights with respect to FSC Common Stock pursuant to stock options or stock appreciation rights ("FSC Options") granted by FSC under the FSC Stock Plans, which are outstanding at the Effective Time, whether or


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Regions Financial Corporation
First State Corporation
February 24, 1998
Page 4


not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each FSC Option, in accordance with the terms of the FSC Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each FSC Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such FSC Option shall be equal to the number of shares of FSC Common Stock subject to such FSC Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such FSC Option shall be adjusted by dividing the per share exercise price under each such FSC Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." FSC agrees to take all necessary steps to effectuate the foregoing provisions of this paragraph.

             (8) All restrictions or limitations on transfer with respect to FSC Common Stock awarded under the FSC Stock Plans or any other plan, program, or arrangement of any FSC Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of the Agreement.

         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:


         (1) The fair market value of the Regions Common Stock and other consideration, if any, received by each stockholder of FSC will be approximately equal to the fair market value of the FSC Common Stock surrendered in exchange therefor.


         (2) There is no plan or intention on the part of the stockholders of FSC who own five percent (5%) or more of FSC Common Stock, and to the best of the knowledge of the management of FSC, there is no plan or intention on the part of the remaining stockholders of FSC to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all shares of FSC Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of FSC Common Stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding FSC Common Stock as of the Effective Time.


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Regions Financial Corporation
First State Corporation
February 24, 1998
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Moreover, shares of FSC Common Stock and shares of Regions Common Stock held by
FSC stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.


         (3) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former FSC stockholders.

         (4) Regions has no plan or intention to sell or otherwise dispose of any of the assets of FSC acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

         (5) The liabilities of FSC assumed by Regions and the liabilities to which the transferred assets of FSC are subject were incurred by FSC in the ordinary course of its business.

         (6) Following the transaction, Regions will continue the historic business of FSC or use a significant portion of FSC's historic business assets in a business.

         (7) Regions, FSC, and the stockholders of FSC will pay their respective expenses, if any, incurred in connection with the transaction, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         (8) There is no intercorporate indebtedness existing between FSC and Regions that was issued, acquired, or will be settled at a discount.

         (9) FSC is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         (10) The fair market value of the assets of FSC transferred to Regions will equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.


         (11) The payment of cash to FSC stockholders in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the FSC stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the FSC stockholders in exchange for their shares of FSC Common Stock.



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Regions Financial Corporation
First State Corporation
February 24, 1998
Page 6



No FSC stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.


         (12) None of the compensation received by any stockholder-employees of FSC will be separate consideration for, or allocable to, any of their shares of FSC Common Stock; none of the shares of Regions Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


         (13) At all times during the five-year period ending at the Effective Time of the Merger, the fair market value of all of FSC's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests,
(b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(ii) FSC is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which FSC is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by FSC, in the case of a first-tier subsidiary of FSC or by a controlled corporation, in the case of a lower-tier subsidiary.


         (14) Neither Regions nor FSC is an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.


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Regions Financial Corporation
First State Corporation
February 24, 1998
Page 7


         (15) The Agreement represents the entire understanding of FSC and Regions with respect to the Merger.

                                    OPINIONS

         Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and FSC are true and correct at the time of the consummation of the Merger, we are of the opinion that:

              (1) Provided the Merger qualifies as a statutory merger under the DGCL and the GBCC, the Merger will be a reorganization within the meaning of
Section 368(a) of the Code. FSC and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

              (2) The stockholders of FSC will recognize no gain or loss upon the exchange of their FSC Common Stock solely for shares of Regions Common Stock.

              (3) The basis of the Regions Common Stock received by the FSC stockholders in the Merger will, in each instance, be the same as the basis of the FSC Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

              (4) The holding period of the Regions Common Stock received by the FSC stockholders will, in each instance, include the period during which the FSC Common Stock surrendered in exchange therefor was held, provided that the FSC Common Stock was held as a capital asset on the date of the exchange.

              (5) The payment of cash to FSC stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be


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Regions Financial Corporation
First State Corporation
February 24, 1998
Page 8



relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger, including for example any issues related to accounting methods or any income or gain recognition pursuant to Treasury Regulations issued under Section 1502 of the Code.

         This opinion is being provided solely for the benefit of Regions, FSC and the stockholders of FSC. No other person or party shall be entitled to rely on this opinion.

         We consent to the use of this opinion and to the references made to the firm under the caption "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement of Regions.

                                              Very truly yours,

                                              ALSTON & BIRD LLP

                                              By: /s/ Philip C. Cook
                                                 -------------------------------

                                                 Philip C. Cook
                                                 -------------------------------